Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 15, 2006 relating to the financial statements and financial statement schedule, which appears in Micrus Endovascular Corporation’s Annual Report on Form 10-K for the year ended March 31, 2006. We also consent to the use of our report dated June 15, 2006 relating to the financial statements which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Jose, California
June 16, 2006